Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: March 2007

1)	Beginning of the Month Principal Receivables:	$42,114,842,464.38
2)	Beginning of the Month Finance Charge Receivables:	$720,602,817.40
3)	Beginning of the Month AMF Receivables :	$54,473,484.56
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$42,889,918,766.34

6)	Removed Principal Receivables:	$68,819,689.55
7)	Removed Finance Charge Receivables:	$1,180,698.52
8)	Removed AMF Receivables	$29,786.98
9)	Removed Total Receivables:	$70,030,175.05

10)	Additional Principal Receivables:	$1,077,645,306.40
11)	Additional Finance Charge Receivables:	$25,966,752.91
12)	Additional AMF Receivables	$2,125,056.74
13)	Additional Total Receivables:	$1,105,737,116.05

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$41,616,151,712.01
16)	End of the Month Finance Charge Receivables:	$644,576,285.97
17)	End of the Month AMF Receivables	$51,348,940.01
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$42,312,076,937.99

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$36,361,610,979.15

22)	End of the Month Seller Percentage	12.63%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: March 2007

	ACCOUNTS	RECEIVABLES
1) End of the Month Delinquencies:
2) 30 - 59 days delinquent	299,920	$441,850,178.69
3) 60 - 89 days delinquent	202,034	$310,900,480.36
4) 90+ days delinquent	447,629	$749,839,666.95

5) Total 30+ days delinquent	949,583	$1,502,590,326.00

6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.55%

7) Defaulted Accounts during the Month	156,963	$207,478,112.63

8) Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		5.77%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: March 2007

	COLLECTIONS	PERCENTAGES

1) Total Collections and Gross Payment Rate**	$8,637,162,587.77	19.66%

2) Collections of Principal Receivables and Principal Payment Rate	$7,860,655,054.10	18.23%

3) Prior Month Billed Finance Charges and Fees	$541,979,614.22
4) Amortized AMF Income	$34,346,159.27
5) Interchange Collected	$112,972,370.95
6) Recoveries of Charged Off Accounts	$96,949,121.68
7) Collections of Discounted Receivables	$0.00

8) Collections of Finance Charge Receivables and Annualized Yield	$786,247,266.12	21.88%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: March 2007

1) Beginning Unamortized AMF Balance		$185,469,736.19
2) + AMF Slug	$7,236,885.74
3) + AMF Collections	$24,606,426.82
4) - Amortized AMF Income	$34,346,159.27
5) Ending Unamortized AMF Balance		$182,966,889.48

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables